UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 1, 2010

Sorrento Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52228	33-0344842
(Commission File Number)	(IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of Principal Executive Offices, Including Zip Code)

(858) 210-3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i) On February 1, 2010, Lewis J. Shuster, a director of Sorrento Therapeutics, Inc., tendered his resignation from the Company’s Board of Directors, effective immediately.

(ii) On February 4, 2010, the Board of Directors appointed Stephen Zaniboni to the Board of Directors. Mr. Zaniboni was appointed to fill the vacancy created by the resignation of Lewis J. Shuster. Mr. Zaniboni’s term will expire at the time the 2010 election of the Company’s directors is proposed to stockholders for approval, at which time it is expected that he will be nominated for election by the Company’s stockholders. In connection with his appointment to the Board of Directors, Mr. Zaniboni was appointed to the Company’s Compensation Committee and Audit Committee and will serve as the Chair of the Audit Committee.

There are no arrangements between Mr. Zaniboni and any other person pursuant to which Mr. Zaniboni was selected as a director, nor are there any transactions to which the Company is or was a participant in which Mr. Zaniboni has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

(iii) On February 5, 2010, Alan Jay Weisberg, Chief Financial Officer, notified the Company of his resignation from this position with the Company, effective immediately.

(iv) On February 5, 2010, effective upon the resignation of Mr. Weisberg, the Company appointed Richard G. Vincent as its Chief Financial Officer.

Mr. Vincent, age 46, has over 20 years of accounting experience and previously served as the Company’s Vice President, Finance since January 2010. Since April 2008, Mr. Vincent has also served as a contract Chief Financial Officer for various other companies, including: Meritage Pharma, Inc., Elevation Pharmaceuticals, Inc., Verus Pharmaceuticals, Inc., and Chumby Industries, Inc. From October 2004 to March 2009, Mr. Vincent served as Chief Financial Officer of Verus Pharmaceuticals, Inc., a specialty pharmaceutical company focused on developing and commercializing pediatric drug/device combination products for the treatment of asthma, allergies, and related diseases and conditions. From October 2003 to October 2004, Mr. Vincent served as Chief Financial Officer of Women First HealthCare, Inc., a public specialty pharmaceutical company focused on women’s healthcare and dermatology. Mr. Vincent also served as Senior Director of Finance for Elan Pharmaceuticals, Inc., a public biopharmaceutical company engaged in research, development and commercial activities primarily in neuroscience, autoimmune and severe chronic pain, from October 2001 to October 2003. From November 1995 to October 2001, Mr. Vincent served in various senior management capacities for several wireless and technology companies. From 1987 to 1995, Mr. Vincent held a number of positions with Deloitte & Touche LLP, the last of which was senior manager, where he specialized in emerging growth and publicly-reporting companies. Mr. Vincent’s experience includes raising over $400 million through venture capital, major commercial banks and institutions, and public offering proceeds for high growth pharmaceutical and technology based companies, and participating in a number of acquisitions and divestitures valued at over $500 million.

Mr. Vincent has been awarded an option to purchase 100,000 shares of the Company’s common stock, at an exercise price of $0.07 and vesting monthly over one year. This equity award was made pursuant to the terms of the Company’s 2009 Stock Incentive Plan and stock option agreement.

No family relationships exist between Mr. Vincent and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Vincent and any other person pursuant to which Mr. Vincent was selected as an officer, nor are there any transactions to which the Company is or was a participant in which Mr. Vincent has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: February 5, 2010	By:	/s/ ANTONIUS SCHUH
	Name:	Antonius Schuh, Ph.D.
	Title:	Chief Executive Officer